UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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FIRST COMMUNITY FINANCIAL CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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[First Community Financial Corporation Logo]

First Community Financial Corporation

Two North Main Street

Mifflintown, PA 17059

March 14, 2006

Dear Shareholder,

You are cordially invited to attend the 2006 Annual Meeting of Shareholders of First Community Financial Corporation to be held on Tuesday, April 11, 2006 beginning at 10:00 a.m. The meeting will be held at the Cedar Grove Brethren in Christ Church, located near the Pa. Route 75 and U.S. Route 22/322 interchange, Mifflintown, Pennsylvania.

A Notice of the Annual Meeting, Proxy Statement and Proxy are enclosed. Please review this material and complete, sign, date and return the Proxy in the postage-paid envelope provided. It is important for you to return the Proxy whether or not you plan to attend the Annual Meeting. Also, please review the enclosed Annual Report, which includes details of the success achieved by your company during 2005.

Sincerely,

/s/ Jody D. Graybill
Jody D. Graybill
President

[First Community Financial Corporation Logo]

First Community Financial Corporation

Two North Main Street

Mifflintown, Pennsylvania 17059

March 14, 2006

Notice of Annual Meeting of Shareholders

The Annual Meeting of Shareholders of First Community Financial Corporation will be held on Tuesday, April 11, 2006, at 10:00 a.m., at the Cedar Grove Brethren in Christ Church, located near the Pa. Route 75 and U.S. Route 22/322 interchange, Mifflintown, Pennsylvania, to consider and take action on the following matters:

1.	Elect four directors to Class C for three year terms expiring in 2009; and

2.	Transact such other business as may properly come before the meeting.

Your Board of Directors recommends a vote “in favor of” the election as directors to Class C of the four nominees listed in the enclosed Proxy Statement.

/s/ Jody D. Graybill
Jody D. Graybill
President

This Notice of Annual Meeting of Shareholders, Proxy Statement and Proxy are first being mailed to Shareholders on or about March 14, 2006.

(i)

Company Performance	14

Executive Compensation	15
Summary Compensation Table	15

Transactions with Management	16

Independent Certified Public Accountants	16

Shareholder Communications with the Board of Directors	17

Appendix – Audit Committee Charter – The First National Bank of Mifflintown

(ii)

FIRST COMMUNITY FINANCIAL CORPORATION

Two North Main Street

Mifflintown, Pennsylvania 17059

PROXY STATEMENT

Annual Meeting Information

This proxy statement contains information about the Annual Meeting of Shareholders of First Community Financial Corporation to be held Tuesday, April 11, 2006, beginning at 10:00 a.m., at the Cedar Grove Brethren in Christ Church, located near the Pa. Route 75 and U.S. Route 22/322 interchange, Mifflintown, Pennsylvania, and at any adjournments or postponements of the meeting. The proxy statement was prepared at the direction of the Company’s Board of Directors to solicit your proxy for use at the Annual Meeting. It will be mailed to shareholders on or about March 14, 2006.

Who is entitled to vote?

Shareholders owning Company Common Stock on March 1, 2006 are entitled to vote at the Annual Meeting or any adjournment or postponement of the meeting. Each shareholder has one vote per share on all matters to be voted on. On March 1, 2006 there were 1,400,000 shares of Common Stock outstanding.

On what am I voting?

You will be asked to elect 4 directors to Class C for three-year terms expiring in 2009.

The Board of Directors is not aware of any other matters to be presented for action at the meeting. If any other matter requiring a vote of the shareholders would be presented at the meeting, the proxies will vote according to the directions of Company management.

How does the Board of Directors recommend I vote in the election of directors?

The Board of Directors recommends a vote FOR the election of each of the four nominees as directors to Class C.

How do I vote?

Sign and date each proxy form you receive and return it in the postage-paid envelope provided. If you sign your proxy form but do not mark your choices, your proxies will vote for the four persons nominated for election as directors to Class C.

You may revoke your proxy at any time before it is exercised. To do so, you must give written notice of revocation to the Secretary, First Community Financial Corporation, Two North Main Street, Mifflintown, Pennsylvania 17059, submit another properly signed proxy with a more recent date, or vote in person at the meeting.

What is a quorum?

A “quorum” is the presence at the meeting, in person or by proxy, of the holders of a majority of the outstanding shares. There must be a quorum for the meeting to be held. Abstentions are counted for purposes of determining the presence or absence of a quorum, but are not considered a vote cast under Pennsylvania law. Brokers holding shares in street name for their customers generally are not entitled to vote on certain matters unless they receive voting instructions from their customers. Such shares for which brokers have not received voting instructions from their customers are called “broker non-votes.” Under Pennsylvania law broker non-votes will be counted to determine if a quorum is present with respect to any matter to be voted upon by shareholders at the meeting only if such shares have been voted at the meeting on another matter other than a procedural motion.

What vote is required to elect directors?

The four nominees for election as directors to Class C receiving the highest number of votes will be elected to the Board of Directors.

Who will count the vote?

The Judges of Election appointed by the Board of Directors will count the votes cast in person or by proxy at the Annual Meeting.

What is the deadline for shareholder proposals for next year’s Annual Meeting?

Shareholders may submit proposals on matters appropriate for shareholder action at future annual meetings by following the rules of the Securities and Exchange Commission and the Company’s By-laws as described below. Under applicable SEC rules, proposals intended for inclusion in next year’s proxy statement and proxy card must be received by the Company not later than November 14, 2006. All such proposals should be addressed to the Secretary of the Company.

The Company’s By-laws specify procedures by which shareholders may nominate candidates for election to the Board of Directors described below on pages 6 and 7 of this Proxy Statement.

The Company’s By-laws also specify procedures by which shareholders may bring business before an annual meeting of shareholders. In order to be considered timely, a shareholder must deliver written notice, containing the information specified by the By-laws, to the Secretary of the Company not less than sixty (60) days nor more than ninety (90) days prior to the anniversary date of the immediately preceding annual meeting. In connection with the annual meeting anticipated to be held in 2007, such notices would have to be received by the Secretary not before January 11, 2007 nor later than February 10, 2007.

How are proxies being solicited?

In addition to solicitation by mail, the officers, directors and employees of the Company may, without additional compensation, solicit proxies by telephone or personal interview. Brokers and other custodians, nominees and fiduciaries will be requested to forward soliciting material to the beneficial owners of Common Stock held by such persons and will be reimbursed by the Company for their expenses. The cost of soliciting proxies for the Annual Meeting will be borne by the Company.

Share Ownership of Certain Beneficial Owners

The Company does not know of any person who beneficially owned more than 5% of the Company’s Common Stock on March 1, 2006, except as shown in the following table:

Name and address of Beneficial Owner	Common Stock Beneficially Owned		Percent of Class
JMD Partners, L.P. 3190 Galloway Drive San Diego, CA 92122	142,304	(a)	10.16%
Frank L. Wright 4110 McIntosh Road Harrisburg, PA 17112	100,000	(b)	7.14%
The First National Bank of Mifflintown Trust Department Two North Main Street Mifflintown, PA 17059	99,372	(c)	7.10%

(a)	Jane Doty Ferrier, as Trustee of the Ferrier Family Trust 2 (fbo Jane Doty Ferrier), which is the general partner of JMD Partners, L.P. and, as the holder of a 0.58% general partnership interest and a 89.31% limited partnership interest in JMD Partners, L.P., has sole voting power and sole dispositive power with respect to the shares held of record by JMD Partners, L.P. and, therefore, may be deemed a beneficial owner of such shares.
(b)	Shares held by “Manufacturers and Traders Trust Co., Trustee for Frank L. Wright MPPP.”
(c)	Shares held by The First National Bank of Mifflintown Trust Department by way of its nominee MIFFCO as fiduciary for certain trusts, estates and agency accounts that beneficially own the shares. The Bank has sole voting authority as to 92,870 of these shares. Subject to the provisions of governing instruments and/or in accordance with applicable provisions of fiduciary law, the Bank may vote shares as to which it has sole voting power in what it reasonably believes to be in the best interest of the respective trust, estate or agency account for which it holds such shares. The Bank intends to vote these shares FOR the election of the four nominees identified in this Proxy Statement. The Bank does not have the right to vote the remaining 6,502 shares and disclaims beneficial ownership of such shares.

Share Ownership of Management

The following table shows the number of shares of Company Common Stock beneficially owned by each incumbent director, each nominee and each executive officer named in the Summary Compensation Table appearing on page 14, and by all of the incumbent directors, nominees and executive officers of the Company as a group, as of March 1, 2006. Except as otherwise indicated, sole voting power and sole investment power with respect to the shares shown in the table are held either by the individual alone or by the individual together with his or her spouse.

Name	Common Stock Beneficially Owned		Percentage of Class (a)
Marcie A. Barber	1,600	(b)	—
Joseph E. Barnes, Sr.	6,960		—
Nancy S. Bratton	9,290		—
Jody D. Graybill	1,000		—
John P. Henry, III	4,740	(c)	—
Samuel G. Kint	25,400	(d)	1.81%
Richard R. Leitzel	1,200	(e)	—
James R. McLaughlin	20,000		1.43%
Clair E. McMillen	11,506		—
Charles C. Saner	2,600		—
Roger Shallenberger	50,000	(f)	3.57%
Lowell M. Shearer	44,480	(g)	3.18%
Frank L. Wright	100,000	(h)	7.14%
Directors, nominees and executive officers as a group (14 persons including those named above)	279,576		19.97%

(a)	Less than 1% unless otherwise noted.
(b)	Includes 1,000 shares held in a self-directed IRA account
(c)	Includes 80 shares held jointly with spouse and children.
(d)	Includes 200 shares held in the name of spouse.
(e)	Shares held in a self-directed IRA account.
(f)	Includes 25,000 shares held in the name of spouse.
(g)	Includes 80 shares held in the name of spouse.
(h)	Shares held by “Manufacturers and Traders Trust Co., Trustee for Frank L. Wright MPPP.”

Section 16(a) Beneficial Ownership Reporting Compliance. Based on our records, we believe that during 2005 our directors and executive officers timely filed all reports required under Section 16(a) of the Securities Exchange Act of 1934, as amended.

ELECTION OF DIRECTORS

The By-laws of the Company provide that the directors will serve in three classes, as nearly equal in number as possible, with each class of directors serving a staggered, three year term of office. At each annual meeting of shareholders, a class consisting of approximately one third of all of the Company’s directors is elected to hold office for a term expiring at the annual meeting held in the third year following the year of their election and until their successors have been elected. At the Annual Meeting the shareholders will be asked to elect four directors to Class C to serve until the annual meeting of shareholders in 2009 or until their successor is elected.

The Board of Directors has nominated the following persons for election as directors to Class C:

Samuel G. Kint

Clair E. McMillen

Roger Shallenberger

Lowell M. Shearer

All of the nominees are presently serving as directors of the Company and of The First National Bank of Mifflintown, the wholly owned bank subsidiary of the Company.

Your shares of Company Common Stock represented by your proxy will be voted FOR the election of the four named nominees unless you mark the proxy form to withhold authority to vote for one or more of the nominees. If one or more of the nominees is unable or unwilling to serve as a director, the persons named in the proxy will vote for the election of such substitute nominee, if any, as will be named by the Board of Directors. The Company has no reason to believe that any of the nominees will be unable or unwilling to serve as a director. Each nominee has expressed a willingness to serve if elected.

The Board of Directors recommends a vote FOR the election of all four nominees as directors to Class C.

Nominating Process

Nominations by the Board of Directors. The Company’s Board of Directors does not have a standing nominating committee. The Bank’s Executive Committee, however, reviews the qualifications of and makes recommendations to the Board of Directors regarding potential candidates to be nominated for election to the Board of Directors.

The Bank maintains separate advisory boards in connection with each of the communities in which the Bank maintains branch offices. Members of the advisory boards are appointed by the Bank’s Board of Directors upon recommendation by the Bank’s Executive Committee. Persons appointed to the advisory boards have tended to be shareholders, customers with significant banking relationships with the Bank, and influential business and community leaders. Service on an advisory board provides advisory board members with the opportunity to demonstrate, and the Board of Directors with the opportunity to observe and evaluate, the qualities described below that are typically considered by the Board of Directors in candidates for Director.

The Company’s By-laws require that a Director be a natural person of full age, a Pennsylvania resident, and owner of at least 500 shares of the Company’s Common Stock. The By-laws further provide that no person who is 72 years of age or older at the time of the meeting at which he or she is to be elected may be elected a Director. This age ceiling does not apply, however, to James R. McLaughlin, Chairman, of the Company and the Bank. Mr. McLaughlin was a member of the Board of Directors of the Bank and “grandfathered” from the age ceiling when it was adopted in connection with the organization of the Company as the bank holding company of the Bank in 1985.

In addition to the requirements in the By-laws, the Board of Directors has adopted a policy that, to be recommended for Director by the Board of Directors, a candidate must own at least 1,000 shares of the Company’s common stock and commit to owning at least 5,000 shares of the Company’s Common Stock (or such other number of shares representing an investment of at least $100,000) within five years of their selection as a Director. Additionally, the Board of Directors seeks to create a Board that is, as a whole, strong in its collective knowledge of and diversity of skills and experience with respect to, the business of banking and the communities and markets in which the Bank competes, together with demonstrated qualities exhibiting leadership, vision and business judgment. When the Board of Directors considers a new candidate, it looks at the candidate’s qualifications in light of the needs of the Board of Directors and the Company at that time, including independence. Among other attributes considered by the Board of Directors are:

•	the highest ethical standards and integrity;

•	a willingness to act and be accountable for Board decisions;

•	an ability to provide wise, informed and thoughtful counsel to management on a range of issues;

•	a history of achievement; and

•	loyalty and commitment to the success of the Company.

Shareholder Nominations. Shareholders also may nominate candidates for election to the Board of Directors by following certain specified procedures set forth in the Company’s By-laws. In order to make such a nomination, the Bylaws require that a shareholder must be entitled to vote in the election of Directors at the relevant meeting and be a shareholder of record on both the record date for and the date of the meeting.

A nominating shareholder must notify the Secretary of the Company of a nomination, in writing, not less than 60 days nor more than 90 days prior to the anniversary date of the immediately preceding annual meeting of shareholders. In the event, however, that the annual meeting is called for a date that is not within 30 days before or after the anniversary date of the immediately preceding meeting, then written notice by a nominating shareholder must be given to the Secretary of the Company no later than the 10th day following the day on which notice of the date of the annual meeting was mailed by the Company to shareholders.

The nominating shareholder’s notice must contain, to the extent known by the nominating shareholder:

•	the name and address of each proposed nominee;

•	the age of each proposed nominee;

•	the principal occupation of each proposed nominee;

•	the number of shares of the Company owned by each proposed nominee;

•	the total number of shares that to the knowledge of the nominating shareholder will be voted for each proposed nominee;

•	the name and residence address of the nominating shareholder; and

•	the number of shares of the Company owned by the nominating shareholder.

Biographical Summaries of Nominees and Directors

Information about the nominees for election as directors to Class C at the Annual Meeting and information about the directors in Class A and Class B is set forth below.

NOMINEES FOR CLASS C DIRECTORS–TERM EXPIRES 2009

Name	Age	Principal occupation for last 5 years and position with the Company	Director Since
Samuel G. Kint (3)	66	Retired businessman	2001

Clair E. McMillen	71	Owner/Partner, McMillen Bros., Inc., Sales Representative for silos and agricultural equipment for Van Dale, Rissler, Badger and Berg equipment	1996

Roger Shallenberger (2), (3)	58	Vice Chairman of the Board of Directors of the Company and the Bank; President of KSM Enterprises, Inc.	1988

Lowell M. Shearer (2)	59	Secretary of the Company and the Bank; Self-employed timber, logs, logging and log hauling	1997

CLASS A DIRECTORS – TERM EXPIRES 2007

Name	Age	Principal occupation for last 5 years and position with the Company	Director Since
John P. Henry, III	52	Project Manager, former owner and Vice President, PHE Mechanical Systems, Inc., Mifflintown, PA	2001
James R. McLaughlin (2)	65	Chairman of the Board of Directors of the Company and the Bank, President and Chief Executive Officer of the Company and the Bank through January 3, 2006	1980(1)
Frank L. Wright (3)	65	Attorney-at-Law Harrisburg, PA	1993

CLASS B DIRECTORS – TERM EXPIRES 2008

Name	Age	Principal Occupation for last 5 years and position with the Company	Director Since
Joseph E. Barnes, Sr.	69	Owner/Operator of Barnes Body Shop, Thompsontown, PA	1992
Nancy S. Bratton (3)	64	Owner of Bratton Insurance Agency Millerstown, PA	2001
Jody D. Graybill (2)	41	President of the Company and the Bank since January 4, 2006; Vice President and Trust and Financial Services Division Manager of the Bank from 1995 through January 3, 2006	2006 (4)
Charles C. Saner (3)	61	Dairy Farmer	1997

(1)	Includes service as director of First National Bank of Mifflintown during period prior to 1985, when the Bank became a wholly-owned subsidiary of the Company.
(2)	Member of the Executive Committee of the Bank.
(3)	Member of the Audit-Compliance Committee of the Bank.
(4)	Appointed January 10, 2006 to fill the unexpired term of Samuel F. Metz, who retired as a director of the Company and the Bank.

Executive Officers

In addition to Mr. Graybill, President of the Company and the Bank, who also serves on the Board of Directors and whose biographical information is set forth above, the executive officers of the Company and/or the Bank are:

Marcie A. Barber – age 47; Senior Vice President and Credit Services Division Manager of the Bank since 1998.

Richard R. Leitzel - age 50; Treasurer of the Company and Vice President and Chief Financial Officer of the Bank since 1999.

Timothy P. Stayer - age 53; Vice President and Community Services Division Manager of the Bank since 1995.

Board Committees and Meeting Attendance

During 2005 the Board of Directors of the Company met 14 times and the Board of Directors of the Bank met 13 times. The Board of Directors of the Company does not have, but the Board of Directors of the Bank does have, an Executive Committee and an Audit-Compliance Committee. During 2005 all of the Directors of the Company and the Bank attended at least 75% of all meetings of the respective Boards and Committees on which they served. In addition, although the Company does not have a formal policy regarding the attendance by Directors at the Annual Meeting of Shareholders, it is generally expected that each Director will attend. The Board of Directors has also adopted a resolution providing that if a member of the Board of Directors, or a member of one of the Bank’s advisory boards, does not attend the Annual Meeting of Shareholders, such Director or advisory board member will forfeit his or her monthly director fee for the month in which the Annual Meeting was held. Ten of the Company’s Directors attended the Annual Meeting of Shareholders in 2005.

Executive Committee. The Executive Committee of the Bank’s Board of Directors acts on matters between regular meetings of the Board of Directors. The Executive Committee also makes recommendations regarding compensation to the Board of Directors and reviews the qualifications of and makes recommendations to the Board of Directors regarding potential candidates to be nominated for election to the Board of Directors. The Executive Committee met two times during 2005. The members of the Executive Committee are Jody D. Graybill (appointed January 10, 2006), James R. McLaughlin, Roger Shallenberger and Lowell M. Shearer. Although they hold offices of the Company and the Bank, the Board of Directors has determined that Messrs. Shallenberger and Shearer are independent as defined in the listing standards of the National Association of Securities Dealers, Inc. (NASD) because they hold such offices in their capacities as Directors and because they do not, except as Directors, perform a policy making function, and are not otherwise in charge of a principal business unit, division or function of the Company or the Bank. Neither Mr. Graybill nor Mr. McLaughlin is independent.

Audit-Compliance Committee. The Audit-Compliance Committee of the Bank’s Board of Directors is responsible for providing independent oversight of both the Bank’s and the Company’s accounting functions and internal controls. The Audit-Compliance Committee monitors the preparation of quarterly and annual financial reports by Bank and Company management, including holding discussions with management and the Company’s independent auditors about key accounting and reporting matters. The Audit-Compliance Committee also is responsible for matters concerning the relationships between the Company and the Bank, on the one hand, and its independent auditors, on the other hand, including recommending their appointment or removal; reviewing the scope of their audit services and related fees as well as other services they provide to the Company and the Bank; and determining whether the independent auditors are “independent.” In addition, the Audit-Compliance Committee oversees management’s implementation of internal control systems including, reviewing policies relating to legal and regulatory compliance, ethics and conflicts of interest; and reviewing the activities and recommendations of the Company’s and the Bank’s internal auditing program. The Audit-Compliance Committee pre-approves all audit and non-audit services provided by the independent auditors prior to the engagement of the independent auditors with respect to such services. The Committee has not delegated this authority or responsibility to any person or persons. A copy of the Audit-Compliance Committee Charter is included as an appendix to this Proxy Statement.

The Audit-Compliance Committee met six (6) times in 2005. The members of the Audit-Compliance Committee are Nancy S. Bratton, Samuel G. Kint, Charles C. Saner, Roger Shallenberger and Frank L. Wright, each of whom is independent as defined in NASD listing standards. The Board of Directors has determined that Mr. Wright is an “audit committee financial expert” as defined in Securities and Exchange Commission Regulation S-K, by reason that, based upon Mr. Wright’s undergraduate degree in Business Administration and his experience as an attorney-at-law, investor and Director of the Company and the Bank, he has: an understanding of generally accepted accounting principles and financial statements; the ability to assess the general application of such principles in connection with accounting for estimates, accruals and reserves; an understanding of internal controls and procedures for financial reporting; an understanding of audit committee functions; and, experience analyzing and evaluating financial statements presenting a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of issues that can reasonably be expected to be raised by the Company’s financial statements.

Audit-Compliance Committee Report

The Audit-Compliance Committee has reviewed and discussed with management the Company’s audited financial statements for the year ended December 31, 2005. The Audit-Compliance Committee also has discussed with Beard Miller Company, LLP, the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees), received from Beard Miller Company, LLP, the written disclosures and letter required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with

Audit-Compliance Committees) and has discussed with Beard Miller Company, LLP, that firm’s independence. In that regard, the Audit-Compliance Committee has considered whether the provision by Beard Miller Company, LLP, of certain limited services in addition to its audit services is compatible with maintaining that firm’s independence and has determined that it is. Based on the review and discussions referred to above, the Audit-Compliance Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 filed with the Securities and Exchange Commission.

Audit-Compliance Committee:

Nancy S. Bratton

Samuel G. Kint

Charles C. Saner

Roger Shallenberger

Frank L. Wright

Compensation of Directors

Each director of the Company receives a monthly fee of $700.00, provided that a director who does not attend the Annual Meeting or is absent from more than one meeting of the Board of Directors will forfeit the monthly fee for the month in which he or she fails to attend such meeting. Each non-employee director receives $200.00 for each committee meeting attended. As the non-employee Chairman of the Board of Directors, Mr. McLaughlin receives an additional annual stipend of $20,000.

The Bank has entered into Director Deferred Fee Agreements with six directors, established a Director Revenue Neutral Retirement Program in which nine current and four retired directors have elected to participate and established a Directors Split Dollar Program in which nine current and four retired directors have elected to participate. The purpose of each of these programs or plans is to make certain retirement benefits available to the directors who participate.

Pursuant to a Director Deferred Fee Agreement, a participating director may defer payment of all or a specified portion of his or her director’s fees. The Bank will establish a Deferral Account for each participating Director on its books. Benefits are funded solely out of the Bank’s general assets and are payable upon retirement, early termination, disability, death or the occurrence of a change in control of the Company or the Bank. Generally, benefits are payable in 120 equal monthly installments, each in an amount equal to 120th of the balance of the participating director’s Deferral Account, following the occurrence of an aforementioned trigger event.

Pursuant to a Director Revenue Neutral Retirement Agreement, the Bank will pay certain benefits to a participating director upon retirement, the occurrence of a change in control of the Company or the Bank, or death. The amount of the benefits is determined based upon the difference in performance of two simulated investments. Simulated Investment Number One tracks the cash surrender value of a simulated life insurance policy assuming a $50,000 one time premium. Simulated Investment Number Two tracks the return of an investment of $50,000 assuming a four percent pre-tax interest rate. The Bank will establish a Retirement Account on its books for each participating director. The value of the Retirement Account on any date will be determined by subtracting the value of Simulated Investment Number Two from the value of Simulated Investment Number One, and dividing the difference by an adjustment rate equal to one minus the Company’s highest marginal tax rate for the previous calendar year. Upon the occurrence of a trigger event, other than death (in which event the value of the Retirement Account on the date of death is payable in a lump sum to the participating director’s beneficiary), the value of the Retirement Account on the date of the trigger event will be paid to the participating director in thirteen equal annual installments. In addition, following each plan anniversary date until death, a participating director also will be paid an amount equal to the hypothetical growth, if any, that would have occurred in the director’s Retirement Account since the immediately preceding plan anniversary date. Benefits are funded solely out of the Bank’s general assets.

Pursuant to the Directors Split Dollar Program, a participating director will receive a monthly benefit, generally beginning at age 72. The arrangement is funded by an amount of life insurance on a participating director’s life, calculated to meet the Bank’s obligations under the Program. The cash value of future benefits to be paid, which are included in other liabilities on the Company’s consolidated balance sheet, amounted to $169,181 at December 31, 2005. Annual expense of $9,127 was charged to operations for 2005.

Compensation Committee Interlocks and Insider Participation

The Company does not have a compensation committee and no compensation was paid to executive officers of the Company by the Company in 2005. All compensation was paid by the Bank.

During 2005, the Executive Committee of the Bank was composed of three non-employee Directors of the Bank and James R. McLaughlin, Chairman and then-President and Chief Executive Officer of the Company and the Bank. The Executive Committee conducts a full review each year of the Bank’s executive compensation programs and is responsible for making recommendations to the full Board of Directors. Mr. McLaughlin did not participate in the Committee’s evaluation of his performance for purposes of his compensation. With respect to other executive officers, the Committee considered the recommendations of Mr. McLaughlin before making final recommendations to the Board of Directors. There are no interlocking relationships, as defined by regulations under the Securities Exchange Act of 1934, as amended, involving members of the Executive Committee.

Report on Executive Compensation

Compensation for executive officers of the Company is determined by the Board of Directors after receiving and considering recommendations from the Executive Committee. The Bank’s executive compensation program has two main components:

Base Salary. The Executive Committee recommends base salaries for executive officers based upon competitive pay practices of other banks of similar size on a regional basis for similar positions and responsibilities. The Executive Committee obtains comparisons of base salaries paid by other banks from various sources, including L. R. Webber Associates, a Hollidaysburg, Pennsylvania consulting firm. Annually, the Executive Committee recommends changes in base salaries of executive officers based on its evaluation of past performance, job duties, scope and responsibilities and expected future contributions. In determining the level of base salary, an individual’s personal performance in achieving previously established goals is the most important factor.

At-Risk Compensation Plan. The Board of Directors of the Bank maintains an At-Risk Compensation Plan to support and promote the pursuit of the Bank’s organizational objectives and financial goals by making available additional, variable and contingent at-risk compensation in the form of cash awards. All full and part-time employees of the Bank who are employed prior to July 1 of the respective Plan year and who receive an overall rating of “Good” or better on their most recent individual performance appraisal prior to the Plan year end are eligible to receive at-risk compensation awards.

Under the Plan, the Board of Directors establishes annual performance targets in weighted categories that are consistent with categories and targets contained in the Bank’s strategic business plan and financial plans. Based upon a matrix established by the Board of Directors and the Company’s actual performance for the year as measured against the established targets, at-risk compensation award amounts are calculated according to designated percentages of an employee’s eligible compensation for the Plan year. The Board of Directors, however, has complete discretion as to the actual amounts of at-risk compensation awards including whether to distribute at-risk compensation awards in amounts that exceed or are less than the amounts determined according to the Plan guidelines. In 2005, the Company exceeded the performance targets for two of the five categories under the Plan. Pursuant to the Plan, for 2005, Mr. McLaughlin was awarded a bonus of $15,257 and Ms. Barber and Mr. Leitzel were each awarded a bonus of $7,530.

Deferred Compensation and Supplemental Benefit Programs. The Bank has established certain deferred compensation and supplemental benefit programs described elsewhere in this proxy statement for certain of its executive officers. The purposes of these programs are to provide to those executive officers an economic incentive for long term service to the Company and the Bank. The Executive Committee believes that these programs are competitive with those offered by other banks of similar size on a regional basis.

Chief Executive Officer Compensation. Mr. McLaughlin’s compensation for 2005 was established based upon the same factors and policies used to establish compensation for executive officers generally, subject, however, to the foregoing discussion of the At-Risk Compensation Plan.

Executive Committee:

Jody D. Graybill

James R. McLaughlin

Roger Shallenberger

Lowell M. Shearer

Company Performance

The following graph shows a comparison of the cumulative total return on Company Common Stock for the period March 28, 2002 (the date the Company’s Common Stock became registered under the Securities Exchange Act of 1934, as amended) through December 31, 2005 as compared to the Nasdaq Composite Index and the Nasdaq Bank index. Shareholder returns on Company Common Stock are based upon reports to the Company by shareholders that bought or sold shares during the indicated period. The Company is not aware of all prices at which shares traded during this period. The shareholder returns shown in the graph are not necessarily indicative of future performance.

	Period Ending
Index	3/28/02	12/31/02	12/31/03	12/31/04	12/31/05
First Community
Financial Corporation	$100.00	$104.30	$106.86	$119.89	$144.83
Nasdaq Composite Index	$100.00	$72.37	$108.56	$119.49	$122.03
Nasdaq Bank Index	$100.00	$95.40	$123.96	$146.73	$143.91

The performance illustrated assumes that $100 was invested in Company Common Stock and each index on March 28, 2002 (the date the Company’s Common Stock became registered under the Securities Exchange Act of 1934, as amended) and that all dividends were reinvested.

Executive Compensation

The following table shows cash and other compensation paid or accrued for each of the last three fiscal years to the Company’s Chief Executive Officer and other executive officers who received total annual salary and bonus in excess of $100,000 in 2005. No other forms of compensation, stock options or stock awards were provided to the named executive officers.

Summary Compensation Table

		Annual Compensation
Name and Principal Position	Year	Salary (1)	Bonus	Other Annual Compensation	All Other Compensation (2)
James R. McLaughlin	2005	$141,265	$15,257	—	$70,000
Chairman,	2004	$139,050	$28,366	—	$50,028
President and Chief	2003	$130,000	$18,980	—	$45,950
Executive Officer,
Director (3)

Marcie A. Barber	2005	$96,533	$7,530	—	$13,219
Senior Vice President	2004	$95,019	$11,592	—	$12,450
and Credit Services	2003	$83,214	$12,149	—	$11,097
Division Manager

Richard R. Leitzel	2005	$96,533	$7,530	—	$13,283
Vice President and	2004	$95,019	$11,592	—	$12,950
Chief Financial Officer	2003	$66,000	$9,636	—	$10,365

(1)	Does not include directors fees.
(2)	Includes for 2005 for Mr. McLaughlin, Ms. Barber and Mr. Leitzel, respectively, the following compensation amounts: (i) 401(k) plan matching and discretionary contributions, $9,327, $6,140 and $5,472; (ii) the amount accrued under a salary continuation plan, $60,039, $6,757 and $7,370; and (iii) the amount of premiums paid by the Company under the Company’s group term life replacement plan, $634, $322 and $442.
(3)	Mr. McLaughlin retired as President and Chief Executive Officer effective January 3, 2006.

The Bank maintains a 401(k) plan for the benefit of eligible employees. Employer contributions include a matching of a portion of employee contributions and a discretionary contribution determined each year by the Board of Directors. The Bank’s contribution on behalf of all of the participants may not be in excess of the maximum amount deductible for tax purposes under Section 404(a) of the Internal Revenue Code of 1986, as amended. In general, this amount cannot be more than fifteen percent (15%) of the compensation otherwise paid during the taxable year to all employees under the profit sharing plan.

The Bank has entered into Salary Continuation Plans with five of its current senior officers and one of its former senior officers, including Mr. McLaughlin, Ms.Barber and Mr. Leitzel in order to provide them with supplemental retirement income. In the case of Mr. McLaughlin and Ms. Barber, the retirement benefit is fixed at $29,000 for the first year and increases thereafter at a rate of 3.50% per year. In the case of Mr. Leitzel, the annual benefit is fixed at $24,000 for the first year and may be increased at the discretion of the Board of Directors at each anniversary of the first benefit payment. The retirement benefit under the plan is paid for a term of fifteen (15) years. Vesting in the benefits of the salary continuation plans is determined within the discretion of the Board of Directors. An intended purpose of the plans is to provide an incentive to such persons to continue in the employ of the Bank.

In 1997 the Bank’s Board of Directors established an Officer Group Term Replacement Plan for the benefit of three current senior officers and one former senior officer, including Mr. McLaughlin, Ms. Barber and Mr. Leitzel. This Plan provides participating officers with a life insurance benefit equal to two times current salary, but not in excess of a certain predetermined amount. For example, the benefit for Mr. McLaughlin, Ms. Barber and Mr. Leitzel is capped for each at $224,000, $287,000 and $294,000, respectively.

Transactions with Management

During 2005 some of the directors and executive officers of the Company and the Bank, members of their immediate families and some of the companies with which they are associated, had banking transactions in the ordinary course of business with the Bank and may be expected to have similar transactions in the future. These transactions were made on substantially the same terms, including interest rates, collateral requirements and repayment terms, as those prevailing at the time for comparable transactions with non-affiliated persons and did not involve more than the normal risk of collectability or present other unfavorable features.

Jody D. Graybill was appointed President of the Company and the Bank effective January 4, 2006, and a director of the Company and the Bank effective January 10, 2006. In 2005, in his capacity as an officer of the Company and the Bank, Mr. Graybill received total compensation from the Bank of $96,108, which includes base salary, bonus, contributions to a 401(k) plan, amounts accrued under a salary continuation plan and the amount of premiums paid under a group term life replacement plan. Mr. Graybill’s annual base salary as President is $120,000.

Independent Certified Public Accountants

The Board of Directors again has selected Beard Miller Company LLP, as the Company’s independent certified public accountants for 2006. Representatives of the firm are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

Audit Fees and Non-Audit Fees. Aggregate fees billed for professional services rendered for the Company and the Bank by Beard Miller Company LLP as of or for the fiscal years ended December 31, 2005 and 2004 are set forth below.

	2005	2004
Audit Fees	$51,042	$47,521
Audit Related Fees	$0	$0
Tax Fees	$5,408	$4,541
All Other Fees	$5,659	$15,537

TOTAL	$62,109	$67,599

Audit Fees for 2005 and 2004 were for professional services rendered for the audits of the consolidated financial statements of the Company, quarterly review of the financial statements included in the Company’s Quarterly Reports on Form 10-Q, consents and other assistance required to complete the year-end audit of the consolidated financial statements, including review of the Company’s Annual Report on Form 10-K.

Tax Fees for 2005 and 2004 were for services related to tax compliance.

All Other Fees for 2005 were related to an audit of the Bank’s trust department. All Other Fees for 2004 were related to an audit of the Bank’s trust department and an audit of the Bank’s information technology (IT) systems.

None of the services described above was approved by the Audit Committee under the de minimus exception provided by Rule 2-01(c)(7)(i)(C) of SEC Regulation S-X.

Shareholder Communications with the Board of Directors

The Company does not have a formal process for shareholders to send communications to the Board of Directors. Any shareholder may write to the Company, or to one or more of the Directors, at the Company’s address. The Company will forward all such communications, without prior review, to the persons to whom the communications are directed.

APPENDIX

AUDIT COMMITTEE CHARTER

THE FIRST NATIONAL BANK OF MIFFLINTOWN

AUDIT COMMITTEE MISSION

The Audit Committee is appointed by the Board of Directors to assist the Board in fulfilling its oversight responsibilities. The Audit Committee’s primary duties and responsibilities are to:

•	Monitor the integrity of the Bank’s financial reporting process and systems of internal controls regarding finance, accounting and regulatory compliance.

•	Monitor the independence and performance of the Bank’s independent auditors and internal auditing department.

•	Provide an average of communication among the independent auditor, management, the internal auditing department, and the Board of Directors.

To effectively perform his or her role, each Committee member will obtain an understanding of the detailed responsibilities of Committee membership.

AUDIT COMMITTEE ORGANIZATION

The Audit Committee shall be comprised of three or more directors as determined by the Board, each of whom shall be independent, non-affiliated directors, free from any relationship that would interfere with the exercise of his or her independent judgment. All members of the Committee shall have a basic understanding of finance and accounting and be able to read and understand fundamental financial statements, including a balance sheet, income statement, and cash flow statement. At least one member of the Committee shall have accounting or related financial management expertise. One of the members shall be designated “Chairman”.

The Committee shall meet quarterly, or more frequently as circumstances dictate.

The Committee believes that the above mission statement sets forth its primary roles and responsibilities. In that connection, the following is meant to serve as a guide in achieving that mission.

ROLES AND RESPONSIBILITIES

Financial Statement Review Procedures

1.	Review the Corporation’s interim financial results and annual audited financial statements prior to filing or distribution. The review shall include discussion with management and independent auditors of significant issues regarding accounting principles, practices, and judgments. Discuss with Independent Auditors its judgment about the quality, not just acceptability, of the Company’s accounting principles as applied in its financial reporting.

2.	In consultation with management, independent accountants, verify that the CEO and CFO have certified that they disclosed to the independent auditors and to the Audit Committee all significant deficiencies in the design or operation of internal controls that could affect the Corporation’s ability to record, process, summarize and report financial data, any material weaknesses in the internal controls, and any fraud whether or not material that involved management or other employees who have a significant role in the Corporation’s internal controls.

3.	Analyze any internal control deficiencies and management or employee fraud identified by the CEO/CFO certification process or by the Security Officer or Internal Auditor.

4.	In consultation with management, independent accountants, and internal auditors, consider the integrity of the Bank’s financial reporting processes and controls. Discuss significant financial risk exposures and steps taken by management to monitor, control, and report such exposures.

5.	Review significant findings prepared by the independent accountants and the internal auditors together with management’s responses. Gain an understanding of whether internal control recommendations made by internal auditors and independent accountants have been implemented by management.

Independent Accountants

1.	The independent accountants are ultimately accountable to the Audit Committee and the Board of Directors. The Audit Committee shall review the independence and performance of the accountants and annually recommend to the Board of Directors the appointment of and compensation for the independent accountants or approve any discharge of auditors when circumstances warrant.

2.	Review the independent accountants’ timetable, scope and approach of the quarterly reviews and annual examination of the financial statements. Confirm that the lead partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit have been rotated after five years.

3.	Review and discuss with the independent accountants (1) all critical accounting policies and practices to be used, (2) all alternative treatments of financial information within GAAP that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent accountant, and (3) other material written communications between the independent accountant and management, such as any management letter or schedule of unadjusted differences.

4.	Obtain from the independent accountants their annual communication to the Audit Committee in satisfaction of SSA 61 regarding communication with the Audit Committee, and, if applicable, any commentary on internal contracts or other recommendations.

5.	Review and discuss with the independent auditors all significant relationships they have with the Company that could impair the auditors’ independence.

6.	Review and pre-approve all audit and permitted non-audit services provided by the independent accountants. The Audit Committee has delegated to the Chairman of the Committee the authority to grant such pre-approvals. All pre-approvals granted by the Chairman of the Committee shall be presented to and reviewed by the full Committee at its next regularly scheduled meeting.

7.	Resolve any financial reporting disagreements between the independent accounts and management.

Internal Auditors

1.	Approve any Annual Risk Assessment and Audit Plan developed by the internal auditors.

2.	Meet quarterly with the internal auditors to gain an understanding of the effectiveness of the internal audit function. These meetings will also serve in evaluating their performance.

3.	Review significant reports prepared by the internal auditors together with management’s response and follow-up to these reports.

4.	The Audit Committee may contract for internal audit services as necessary to assess the adequacy and effectiveness of internal controls, the accuracy of management reporting and compliance with laws, regulations and bank policy. The Audit Committee will set forth the outsourcing vendor’s responsibilities in a written contract the terms of which comply with the “Interagency Policy Statement of Internal Audit and Internal Audit Outsourcing.”

Compliance with Laws and Regulations

1.	Obtain updates quarterly from management and compliance auditors regarding compliance with laws and regulations.

2.	Review the findings of any examination by regulatory agencies such as the Federal Reserve, FDIC, or Office of the Comptroller of the Currency.

3.	Be familiar with Management’s response to regulatory examinations.

Other Committee Responsibilities

1.	Review and update the Audit Charter annually and submit the charter to the Board of Directors for approval. Ensure that the charter is included within the Corporation’s proxy statement once every three years.

2.	Prepare an annual Audit Committee Report for inclusion in the Corporation’s Annual Proxy Statement that states a formal Audit Charter has been approved and that the Audit Committee has satisfied its responsibility during the year.

3.	Perform other oversight functions as requested by the Board of Directors. Further, the Audit Committee shall have the power to conduct or authorize investigations into any matters within the committee’s scope of responsibilities.

4.	The Audit Committee has the authority to engage independent counsel and other advisors, as they determine necessary to carry out their duties, and appropriate funding, as determined by the Audit Committee, for compensating such advisors as well as the accounting firm for its audit services.

5.	Maintain minutes of meetings and periodically report to the Board of Directors on significant results of the foregoing activities.

6.	Meet periodically with the internal auditors, the independent accountants, and management in separate executive sessions to discuss any matters that the Committee or these groups believe should be discussed privately with the Audit Committee.

7.	Report Audit Committee actions to the Board of Directors with such recommendations, as the Audit Committee may deem appropriate.

8.	Review complaints received form the Corporation or anonymously from employees of the Bank relative to accounting, internal accounting controls, or auditing matters. All complaints will be forwarded to the Audit Committee.

[ FIRST COMMUNITY FINANCIAL CORPORATION LOGO ]

This Proxy is solicited on behalf of the Board of Directors.

The undersigned hereby appoints Clyde R. Bomgardner, J. Paul Peoples and Barbara M. Zook, or any of them, each with full power of substitution as attorneys and proxies of the undersigned to vote all First Community Financial Corporation Common Stock of the undersigned at the Annual Meeting of Shareholders of the Company to be held on Tuesday, April 11, 2006, at 10:00 A.M., at the Cedar Grove Brethren in Christ Church located near the Pa. Route 75 and U.S. Route 22/322 interchange, Mifflintown, Pennsylvania, and at any adjournment of such meeting, as fully and effectually as the undersigned could do if personally present, and hereby revokes all previous proxies for said meeting.

Where a vote is not specified, the proxies will vote shares represented by this Proxy FOR the election of all four nominees for director to Class C and will vote in accordance with the directions of Company management on such other matters that may properly come before the meeting.

Please mark your votes as indicated in this example — ☒

Proxy Item 1 —

Election of four directors to Class C to serve for a three (3) year term. Nominees: Samuel G. Kint, Clair E. McMillen, Roger Shallenberger and Lowell M. Shearer.

FOR all nominees listed herein	WITHHOLD AUTHORITY
(except as withheld) in space	to vote for all nominees listed
provided	herein
[ ]	[ ]

(Instructions: To withhold authority to vote for any individual nominee, write that nominee’s name in the space provided below.)

Please date and sign exactly as name appears hereon. When signing as attorney, executor, administrator, trustee, guardian, etc., full title as such should be shown. For joint accounts, each joint owner should sign. If more than one trustee is listed, all trustees should sign, unless one trustee has power to sign for all.

(Signature of Shareholder)

(Signature of Shareholder)

Dated: , 2006